UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 12, 2006

Date of report (Date of earliest event reported)

ConAgra Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-7275	47-0248710
(Commission File Number)	(IRS Employer Identification No.)

One ConAgra Drive
Omaha, NE	68102
(Address of Principal Executive Offices)	(Zip Code)

(402) 595-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information reported pursuant to Item 5.02, “Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers” is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 12, 2006, the Board of Directors (the “Board”) of ConAgra Foods, Inc. (the “Company”) elected Andre J. Hawaux to the position of Executive Vice President and Chief Financial Officer, effective November 13, 2006. Mr. Hawaux assumes the Chief Financial Officer role from Mr. John Gehring, who was named acting Chief Financial Officer effective October 6, 2006. Mr. Gehring will return to his role as Senior Vice President and Controller for the Company.

Mr. Hawaux, 45, joins the Company after 25 years of experience with PepsiCo, Inc. (a global snack and beverage company) and its bottlers. Since May 2005, Mr. Hawaux has served as Senior Vice President, Worldwide Strategy & Corporate Development, PepsiAmericas, Inc. (a manufacturer and distributor of a broad portfolio of beverage products). Previously, from 2000 until May 2005, Mr. Hawaux served as Vice President and Chief Financial Officer for Pepsi-Cola North America (a division of PepsiCo, Inc.). His experience includes field, corporate and general management positions. A Certified Public Accountant, Mr. Hawaux holds a bachelors degree in accounting from Pace University and an MBA from Southern New Hampshire University.

In connection with his appointment and on October 12, 2006, the Human Resources Committee of the Board of Directors approved the following compensation arrangements for Mr. Hawaux:

(a) an annual base salary of $450,000;

(b) in recognition of benefits foregone with his prior employer, a one-time award of 100,000 stock options, with a grant date of December 1, 2006 (which is the first day of the month following the month of Mr. Hawaux’s start-date). The options have a seven year term, an exercise price at the Company’s closing price on the date of grant, and will vest over three-years at a rate of 40%, 30%, 30%;

(c) in recognition of benefits foregone with his prior employer, a one-time award of 10,000 shares of restricted stock, with a grant date of December 1, 2006 and cliff-vesting (100%) upon the third anniversary of the grant date. In the event Mr. Hawaux’s employment is terminated prior to the third anniversary of the grant date for reasons other than “cause”, the shares will vest 33% per year;

(d) a one-time cash bonus of $135,000, which is subject to prorata repayment if Mr. Hawaux voluntarily resigns prior to the second anniversary of his start-date;

(e) participation in the Company’s annual incentive plan for FY2007, with a targeted award of 100% of base salary. To offset bonus earnings Mr. Hawaux will forgo at his prior employer for the current fiscal year, any award earned under the plan for FY2007 will be paid in full, rather than prorated;

(f) participation in the Company’s long-term senior management incentive plan on a prorated basis for the three-year cycle beginning with fiscal 2007; Mr. Hawaux’s targeted number of performance shares for this cycle is 80,000, although he will not be entitled to receive any payout at the end of fiscal 2007. Rather, Mr. Hawaux may earn up to one-half of the targeted performance shares (40,000) following the end of fiscal 2008 based on the Company’s performance against pre-set objectives for the cumulative fiscal 2007—fiscal 2008 performance period, and the second half (40,000), plus any above-target payout, following the end of fiscal 2009 based on the Company’s performance against pre-set objectives for the cumulative fiscal 2007—fiscal 2009 performance period. The Committee also approved the issuance of 80,000 stock options to Mr. Hawaux, with a grant date of December 1, 2006, as part of this long-term incentive program. The options have a seven year term, an exercise price at the Company’s closing market price on the date of grant, and vest 40% at the end of fiscal 2007, 30% at the end of fiscal 2008 and 30% at the end of fiscal 2009;

(g) participation in the supplemental ConAgra Foods non-qualified pension plan and 401(k) non-qualified plan;

(h) Mr. Hawaux will execute a change in control agreement with the Company that contains the same terms and conditions as that provided to other executive officers of the Company. In the event of his termination under certain circumstances following a change in control of the Company, the agreement would provide Mr. Hawaux a multiple of three times base salary and annual bonus and other benefits as described in the Company’s proxy statement for its September 2006 annual meeting of shareholders;

(i) severance benefits, in the event of termination for reasons other than cause or a change in control of the Company, equal to 24 months of Mr. Hawaux’s base salary;

(j) various relocation benefits that are consistent with the Company’s standard relocation package for executives, including an indemnification of Mr. Hawaux for any claw-back by his former employer of reasonable relocation expenses previously paid to him. Mr. Hawaux’s relocation benefit also includes professional outplacement assistance for his spouse to assist her in connection with the relocation to Omaha, Nebraska.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA FOODS, INC.

Date: October 12, 2006	By: /s/ Colleen Batcheler
Name: Colleen Batcheler
Title: Vice President, Chief Securities Counsel & Corporate Secretary